Exhibit 10.1







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                              EMPLOYMENT AGREEMENT
                                 ("Agreement")

                               - by and between -

                              WORLDWIDE WYNN, LLC

                                  ("Employer")

                                    - and -

                                 JACK B. BINION
                                  ("Employee")
                  --------------------------------------------

                          DATED: as of July 27, 2006

                  --------------------------------------------


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                         -----------------------------

                              EMPLOYMENT AGREEMENT

                         -----------------------------


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 27th day of July, 2006, by and between WORLDWIDE WYNN, LLC ("Employer") and JACK B. BINION ("Employee").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, Employer is a limited liability corporation duly organized and existing under the laws of the State of Nevada and is engaged in the business of furnishing management personnel to affiliated casino resort enterprises outside the United States; and,

         WHEREAS, in furtherance of its business, Employer has need of qualified, experienced executive management; and,

         WHEREAS, Wynn International Marketing, Ltd. ("WIM"), is an Affiliate of Employer, providing marketing and operational support and services to, among other non-U.S. Affiliates, Wynn Resorts, Macau, SA; and,

         WHEREAS, Employee has represented to Employer that Employee is not subject to any agreement affecting his right to provide services, other than that certain Non-Competition and Non-Disclosure Agreement between Employee and Harrah's Entertainment, Inc. and that certain License and Cooperation Agreement between Employee and Horseshoe Gaming Holding Corp., each dated as of July 1, 2004, copies of which have been provided to Employer (collectively, the "Existing Agreements"); and

         WHEREAS, the parties agree that the services to be provided hereunder are intended not to contravene the Existing Agreements; and

         WHEREAS, Employee is an adult individual with an address c/o Blizzard Asset Management, 9921 Covington Cross Drive, Las Vegas, NV 89144; and

         WHEREAS, Employer is willing to employ Employee, and Employee is desirous of accepting employment from Employer under the terms and pursuant to the conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employer and Employee hereby covenant and agree as follows:

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         1. DEFINITIONS. As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them herein, unless a different meaning clearly appears from the context:

                  (a) "Affiliate" - means with respect to a specified Person, any other Person who or which is (i) directly or indirectly controlling, controlled by or under common control with the specified Person, or (ii) any member, director, officer or manager of the specified Person. For purposes of this definition, only, "control", "controlling", and "controlled" mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

                  (b) "Anniversary" - means each anniversary date of the Effective Date during the Term of this Agreement (as defined in Section 5 hereof).

                  (c) "Confidential Information" - means any information that is possessed or developed by or for Employer or its Affiliate and which relates to the Employer's or Affiliate's existing or potential business or technology, which is not generally known to the public or to persons engaged in business similar to that conducted or contemplated by Employer or Affiliate or by Employee prior to entering into this Agreement or which thereafter is developed independently by him, or which Employer or Affiliate seeks to protect from disclosure to its existing or potential competitors or others, and includes without limitation know how, business and technical plans, strategies, existing and proposed bids, costs, technical developments, purchasing history, existing and proposed research projects, copyrights, inventions, patents, intellectual property, data, process, process parameters, methods, practices, products, product design information, research and development data, financial records, operational manuals, pricing and price lists, computer programs and information stored or developed for use in or with computers, customer information, customer lists, supplier lists, marketing plans, financial information, financial or business projections, and all other compilations of information which relate to the business of Employer or Affiliates, and any other proprietary material of Employer or Affiliate, which have not been released to the general public. Confidential Information also includes information received by Employer or any of its Affiliates from others that the Employer or Affiliate has an obligation to treat as confidential.

                  (d) "Effective Date" - means July 27, 2006.

                  (e) "Macau" - means Macau, Special Administrative Region,
         China.

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                  (f) "Trade Secrets" - means unpublished inventions or works of authorship, as well as all information possessed by or developed by or for Employer or its Affiliate, including without limitation any formula, pattern, compilation, program device, method, technique, product, system, process, design, prototype, procedure, computer programming or code that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable to maintain its secrecy.

                  (g) "Work of Authorship" - means any computer program, code or system as well as any literary, pictorial, sculptural, graphic or audio visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and jointly with others that
         (i) relates to any of Employer's or its Affiliate's existing or potential products, practices, processes, formulations, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or (ii) relates to ideas, work or investigations conceived or carried on by Employer or its Affiliate or by Employee in connection with or because of performing services for Employer or its Affiliate.

         2. EMPLOYMENT AGREEMENT. Subject to the terms and pursuant to the conditions hereinafter set forth, Employer hereby employs Employee during the Term hereinafter specified to serve in an executive capacity, under a title and with such duties not inconsistent with those set forth in Section 3 of this Agreement. It is understood and agreed that all of Employee's services shall be rendered in connection with gaming business operated outside of the United States.

         3. DUTIES OF EMPLOYEE. Employee shall perform the duties of Chairman of WIM, with overall responsibility for all operational activities of Wynn Macau, and such other duties in the Macau region as shall reasonably be assigned by Employer. The foregoing notwithstanding, Employee shall devote such time to Employer's other Affiliates in operations outside of the United States as may be required by Employer, provided such duties are not inconsistent with Employee's primary duties to Employer hereunder.

Employee's normal working days shall not exceed six (6) days per calendar week. Employee's working hours shall be flexible, meaning that Employee shall be required to work such number of hours as shall be required to fully carry out Employee's duties and responsibilities under this Agreement. Employee acknowledges and expressly agrees that such working hours were considered in the negotiations between Employer and Employee concerning the Base Salary set forth in Section 7(a) of this Employment Agreement. Employee further acknowledges and expressly agrees that, notwithstanding the other items of compensation set forth in this Employment Agreement, the Base Salary set forth in Section 7(a) provides full and adequate

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compensation for all of the hours Employee shall be required to work to fully carry out Employee's duties and responsibilities under this Employment
Agreement.

         4. ACCEPTANCE OF EMPLOYMENT. Employee hereby accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement. Employee hereby covenants and agrees that, during the Term of this Agreement, Employee will devote such of his normal and customary working time to the performance of Employee's duties under this Agreement as Employer believes is reasonably necessary to fulfill Employee's duties described in Section 3.

         5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the "Term") shall consist of three (3) years commencing as of the Effective Date of this Agreement and terminating on the third Anniversary Date of the Effective Date.

         6. SPECIAL TERMINATION PROVISIONS. Notwithstanding the provisions of
Section 5 of this Agreement, this Agreement shall terminate upon the occurrence of any of the following events:

                  (a) the death of Employee;

                  (b) the giving of written notice from Employer to Employee of the termination of this Agreement for any reason;

                   (c) the giving of written notice (at least 60 days prior to the date of termination) from Employee to Employer for any reason; provided, however, Employee agrees to provide reasonable transition services for a period of 60 days after he delivers a notice of termination to Employer; and provided, further, that upon termination by Employee hereunder, the provisions of Section 10(b) of this Agreement shall apply for a period of 12 months after the termination date of this Agreement.

Upon termination of this Agreement, Employer shall not be required to make any payments to Employee other than payment of Base Salary and vacation pay accrued but unpaid through the termination date.

         7. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee's performance of Employee's duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

                  (a) BASE SALARY. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of One Million Five Hundred Thousand Dollars ($1,500,000) per annum, payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer (the

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         "Base Salary"). Employee's Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Subsections 7(b) through (i) of this Agreement.

                  (b) BONUS COMPENSATION. Employee also will be eligible to receive a bonus at such times and in such amounts as Employer's Board of Directors, in its sole and exclusive discretion, may determine, until such time as the Board may adopt a performance-based bonus plan, and thereafter in accordance with such plan. Commencing in 2007, Employee shall be included in the 162(m) bonus plan for Wynn Resorts, Limited. Nothing in this Agreement shall limit the Board's discretion to adopt, amend or terminate any performance-based bonus plan at any time.

                  (c) EQUITY GRANT. Management of the Employer shall recommend to the Compensation Committee of the Board of Directors of Wynn Resorts, Limited the following: (i) that Employee be granted 500,000 shares of restricted stock of Wynn Resorts, Limited common stock pursuant to the Wynn Resorts, Limited 2002 Stock Incentive Plan and
         (ii) that such grant of restricted stock vest 50% on the second anniversary of the Effective Date and 4.166% for each month after the second anniversary of the Effective Date in which Employee continues to remain employed (for a total of an additional 50% on the third anniversary of the grant date). Upon approval of the grant by the Compensation Committee, the Employee and Wynn Resorts, Limited will enter into a separate restricted stock agreement incorporating such terms and conditions.

                  (d) HOTEL ACCOMODATIONS. During the Term of this Agreement, Employee shall be provided room accommodations and food and beverage privileges at the Wynn Macau.

                  (e) EMPLOYEE BENEFIT PLANS. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, and/or any and all other benefit plans which may be placed in effect by Employer or any of its Affiliates for the benefit of Employer's executives during the Term. Unless prohibited by law or the terms of the applicable plan, Employee's eligibility for medical and/or hospitalization benefits shall commence on the Effective Date of this Agreement. Nothing in this Agreement shall limit (i) Employer's ability to exercise the discretion provided to it under any such benefit plan, or (ii) Employer's or its Affiliates' discretion to adopt, amend or terminate any such benefit plan.

                  (f) EXPENSE REIMBURSEMENT. During the Term and provided the same are authorized by Employer, Employer shall either pay directly or

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         reimburse Employee for Employee's reasonable expenses incurred for the benefit of Employer in accordance with Employer's general policy regarding expense reimbursement, as the same may be amended, modified or changed from time to time. Prior to reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer's expense reimbursement policy.

                  (g) CORPORATE AIRCRAFT. Employee shall have the right to the personal use of Employer's aircraft by Employee and his family. Employer and Employee shall enter into a separate agreement for such personal use. All charges for the personal use of the aircraft by Employee shall be imputed into Employee's income calculated in accordance with the same method used for other executives with similar time-sharing agreements. Employer and Employee acknowledge that the current method for determining the amount of imputed income for the personal use of the Employer's aircraft is in accordance with the Standard Industry Fare Level method established by the United States Internal Revenue Services.

                  (h) ADDITIONAL TERMS. Employer shall provide Employee with personal security when Employee is in Macau or as otherwise reasonably requested. In addition, Employer shall provide Employee with a car and driver in Macau and such personal assistants as are necessary for the conduct of his duties.

                  (i) VACATIONS AND HOLIDAYS. Commencing as of the Effective Date of this Agreement, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer's standard policy, but in no event less than four (4) weeks each year of the Term, to be taken at such times as selected by Employee in his discretion and (ii) paid holidays (or, at Employer's option, an equivalent number of paid days off) in accordance with Employer's standard policy.

                  (j) WITHHOLDINGS. All compensation to Employee identified in this Section 7 shall be subject to applicable withholdings for federal, state or local income or other taxes, Social Security Tax, Medicare Tax, State Unemployment Insurance, State Disability Insurance, voluntary charitable contributions and the like.

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         8.       LICENSING REQUIREMENTS.
                  ----------------------

                  (a) Employer and Employee hereby covenant and agree that this Agreement may be subject to the approval of one or more gaming regulatory authorities (the "Gaming Authorities") pursuant to the provisions of the applicable gaming regulatory statutes and the regulations promulgated thereunder (the "Gaming Laws"). Employer and Employee hereby covenant and agree to use their reasonable commercial best efforts, at Employer's sole cost and expense, to obtain any and all approvals required by the Gaming Laws.

                  (b) Employer and Employee hereby covenant and agree that, in order for Employee to discharge the duties required under this Agreement, Employee may be required to apply for or hold a license, registration, permit or other approval as issued by the Gaming Authorities pursuant to the terms of the applicable Gaming Laws and as otherwise required by this Agreement (the "License"). Employee agrees to apply for any required License.

                  (c) Employer and Employee hereby covenant and agree that the provisions of this Section 8 shall apply in the event Employee's duties require that Employee also be licensed by such relevant governmental agencies other than the Gaming Authorities.

         9. CONFIDENTIALITY. Employee hereby warrants, covenants and agrees that, without the prior express written approval of Employer or unless required by law or court order, Employee shall hold in the strictest confidence, and shall not disclose to any person, firm, corporation or other entity, any and all of Employer's confidential data, including but not limited to (a) information, drawings, sketches, plans or other documents concerning Employer's business or development plans, customers or suppliers or those of Employer's Affiliates, (b) Employer's or its Affiliates' development, design, construction or sales and marketing methods or techniques, or (c) Employer's trade secrets and other "know-how" or information not of a public nature, regardless of how such information came to the custody of Employee. For purposes of this Agreement, such confidential information shall include, but not be limited to, information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The warranty, covenant and agreement set forth in this Section 9 shall not expire, shall survive this Agreement and shall be binding upon Employee without regard to the passage of time or other events. Employer acknowledges Employee's many years of prior experience in the hotel, hotel/casino, gaming and gambling business and agree that none of Employee's individual knowledge shall be deemed the property of Employer and nothing in this Agreement shall be construed to prevent or limit Employee's full utilization in the future of the knowledge, expertise and experience he has developed or information he has acquired either before or after the date

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of this Agreement except as expressly provided in Section 4 of this Agreement and in this Section 9.

         10.      RESTRICTIVE COVENANT/NO SOLICITATION.
                  ------------------------------------

                  (a) Employee hereby covenants and agrees that, during the Term, Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member or manager of a limited liability company, shareholder of a closely held corporation, or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, provide executive services of an operational nature to any casino, hotel/casino or other similar gaming or gambling operation conducted in Macau and not owned by Employer or any of Employer's Affiliates that is a "Competitive Business" with Employer; provided that the parties agree that only Las Vegas Sands, or Affiliates, Galaxy Casino, S.A. or Affiliates, MGM Mirage or Affiliates, Stanley Ho, SJM or Affiliates, and Publishing & Broadcasting, Limited/Melco or Affiliates conducting business in Macau shall be deemed a "Competitive Business"; provided further that the parties agree that the term "Competitive Business" shall not include internet gaming conducted from Macau, so long as such business does not result in adverse affect on Employer or any Affiliate from a regulator to which it is answerable in its operations. Employee hereby further covenants and agrees that the restrictive covenant contained in this Section 10 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Employer, imposes no undue hardship on Employee, and is not injurious to the public.

                  (b) Employee hereby further covenants and agrees that, for the period described in Subsection 10(a) or 6(c), as applicable, Employee shall not directly or indirectly solicit or attempt to solicit for employment, any management level employee of Employer or Employer's Affiliates who is engaged in the principal business activity of Employer or Employer's Affiliates, in Macau.

         11. REMEDIES. Employee acknowledges that Employer has and will continue to deliver, provide and expose Employee to certain knowledge, information, practices, and procedures possessed or developed by or for Employer at a considerable investment of time and expense, which are protected as confidential and which are essential for carrying out Employer's business in a highly competitive market. Employee also acknowledges that Employee will be exposed to Confidential Information, Trade Secrets, Works of Authorship, inventions and business relationships possessed or developed by or for Employer or its Affiliates, and that Employer or its Affiliates would be irreparably harmed if Employee were to improperly use or disclose such items to competitors, potential competitors or other parties. Employee further acknowledges that the protection of Employer's and its Affiliates' customers and businesses is essential, and understands and agrees that Employer's and its Affiliates' relationships with its customers and its employees are special and unique and have

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required a considerable investment of time and funds to develop, and that any loss of or damage to any such relationship will result in irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of
Section 9 or 10 shall entitle Employer to immediate injunctive relief in a court of competent jurisdiction. Employee further agrees that no cause of action for recovery of materials or for breach of any of Employee's representations, warranties or covenants shall accrue until Employer or its Affiliate has actual notice of such breach.

         12.     INDEMNIFICATION.

                  (a) Employer agrees to indemnify and hold harmless Employee to the fullest extent permitted by Nevada law and its governing documents from and against any and all expenses, judgments, losses, liabilities, claims, debts, fines and amounts paid in settlement ("Losses") in connection with any threatened, pending or completed action, suit, claim, demand, investigation or proceeding (a "Proceeding") in which Employee is involved as a party or otherwise, or can be threatened to be made a party, by reason of Employee's employment with Employer, by reason of any action or inaction while acting in the scope of his employment if he is found not to be liable or acted in good faith and in a manner he reasonably believed was not opposed to the best interests of Employer. Expenses indemnified against hereunder shall include all attorneys' fees, costs and expenses incurred in connection with any Proceeding. The costs and expenses incurred in responding to any Proceeding and defending against the allegations made therein shall be advanced by Employer to Employee monthly as they accrue. Employee agrees, however, to repay such advances in respect of which it ultimately shall be determined, in a court of competent jurisdiction not subject to further appeal, that Employer is not obligated to indemnify the Employee from liability pursuant to this Section 12. Notwithstanding anything to the contrary contained herein, Employer shall not be obligated to indemnify Employee for any Losses arising out of or relating to the Existing Agreements.

                  (b) Promptly after receipt by Employee of the commencement of or the threat of commencement of any Proceeding, Employee shall, if he believes that indemnification is due hereunder, notify Employer of such commencement or threat, but failure to so notify Employer shall not relieve it from any liability which it may otherwise have on account of this indemnity provision, unless and only to the extent that such failure to so notify would result in the forfeiture by the Employer of any substantive rights or defenses. In case any such Proceeding is brought against Employee, and he notifies Employer of the commencement thereof, Employer will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably acceptable to Employee (including, without limitation, the right to settle subject to Subsection (c) hereof), and after notice from Employer to

         Employee of its election so to assume the defense thereof, the Employer, subject to the succeeding proviso, will not be liable to the Employee under this Section 12 for any legal or other expenses subsequently incurred by Employee in connection with the defense thereof; provided, however, that in the event Employer elects to assume the defense of Employee in any such Proceeding and retain such counsel, Employee may retain additional counsel and participate in the defense, but shall bear the fees and expenses of such counsel unless
         (i) Employer shall have specifically authorized the retaining of such counsel or Employer has failed to assume the defense as provided above, (ii) Employer is included as a party to such Proceeding and Employee has received a written opinion of counsel that one or more legal defenses may be available to him which may not be available to Employer, it being understood, however, that Employer shall not be responsible for the expenses of more than one such additional counsel in connection with any one such Proceeding, (iii) the Proceeding is a criminal action in which Employee is named as a defendant or any action seeking injunctive relief against Employee, or (iv) Employer has settled such Proceeding.

                  (c) Employer shall not be prohibited from settling any Proceeding, except that Employee shall not be required in connection with any such settlement to admit commission of a crime or to consent to any injunctive relief or forfeiture of or limitations or any gaming related license. If Employee receives an offer to settle any Proceeding which Employee informs Employer that he would like to accept, Employer shall not unreasonably refuse to agree to such settlement and, if Employer reasonably determines not to agree to such settlement, Employer shall cooperate in such good faith in negotiation of a settlement reasonably acceptable to Employer. If Employer determines to settle any Proceeding, Employer shall pay for all Losses associated with such settlement, and shall continue, to the extent applicable, to be responsible to Employee with respect to such Proceeding in accordance with Subsections (a) and (b) hereof.

                  (d) The indemnification provisions of this Section 12 are in addition to any rights Employee may have to indemnification as a matter of law, in accordance with the terms of Employer's certificate of incorporation or by-laws, which shall remain in full force and effect and are not affected by this Agreement. Notice shall be accompanied by such documentation or information as is necessary for the determination of entitlement to indemnification.


         13. RELEASE. Upon termination of this Agreement by Employee pursuant to Section 6(c) hereof on or before the second Anniversary of the Effective Date, Employer shall release Employee from the restrictions of Section 10(a) hereof, effective on the termination date. Such release shall include all actions that may have been

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taken by Employee at any time during the Term in furtherance of pursuing an opportunity to conduct casino, hotel/casino or other similar gaming or gambling operations in Macau and none of such actions benefit shall be deemed to constitute a violation of a statutory or common law duty of loyalty or fiduciary duty to Employer.

         14. BEST EVIDENCE. This Agreement shall be executed in original and "Xerox" or photostatic copies and each copy bearing original signatures in ink shall be deemed an original.

         15. SUCCESSION. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

         16. ASSIGNMENT. Employee shall not assign this Agreement or delegate his duties hereunder without the express written prior consent of Employer thereto. Any purported assignment by Employee in violation of this Section 16 shall be null and void and of no force or effect. Employer shall have the right to assign this Agreement to any of its Affiliates, provided that this agreement shall be reassigned to Employer upon a sale of that Affiliate or substantially all of that Affiliate's assets to an unaffiliated third party.

         17. AMENDMENT OR MODIFICATION. This Agreement may not be amended, modified, changed or altered except by a writing signed by both Employer and Employee.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to Nevada choice of law principles.

         19. NOTICES. Any and all notices required under this Agreement shall be in writing and shall be either hand-delivered or mailed, certified mail, return receipt requested, addressed to:


         TO EMPLOYER:                c/o Wynn Resorts, Limited
                                     3131 Las Vegas Boulevard South
                                     Las Vegas, Nevada 89109
                                     Attn: Chairman

         WITH A COPY                 Wynn Resorts, Limited
         THAT SHALL NOT BE           3131 Las Vegas Boulevard South
         NOTICE TO:                  Las Vegas, Nevada 89109
                                     Attn: General Counsel

         TO EMPLOYEE:                Jack B. Binion
                                     9921 Covington Cross Drive
                                     Las Vegas, NV 89144

         WITH A COPY THAT            Blizzard Asset Management, LLC
         SHALL NOT BE NOTICE TO:     9921 Covington Cross Drive
                                     Las Vegas, NV 89144
                                     Attn: Dominic Polizzotto

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 19.

         20. INTERPRETATION. The preamble recitals to this Agreement are incorporated into and made a part of this Agreement; titles of sections are for convenience only and are not to be considered a part of this Agreement.

         21. SEVERABILITY. In the event any one or more provisions of this Agreement is declared judicially void or otherwise unenforceable, the remainder of this Agreement shall survive and such provision(s) shall be deemed modified or amended so as to fulfill the intent of the parties hereto.

         22. DISPUTE RESOLUTION. Except for equitable actions seeking to enforce the covenants in Section 9 or 10 of this Agreement, jurisdiction and venue for which is hereby granted to the court of general trial jurisdiction in the State of Nevada, Clark County, any and all claims, disputes, or controversies arising between the parties regarding any of the terms of this Agreement or the breach thereof, shall, on the written demand of either of the parties, be submitted to and be determined by final and binding arbitration held in the State of Nevada, Clark County accordance with Employer's or Employer's Affiliate's arbitration policy governing employment disputes. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

         23. WAIVER. None of the terms of this Agreement, including this
Section 23, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

         24. PAROL. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter hereto and, except for any agreement pertaining to the issuance of restricted stock to Employee by Employer or any of its Affiliates, this Agreement supersedes any prior understandings, agreements, undertakings or severance policies or plans by and between Employer or Employer's Affiliates, on the one side, and Employee, on the other side, with respect to the subject matter hereof or Employee's employment with Employer or its Affiliates.

         IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WORLDWIDE WYNN, LLC                            EMPLOYEE


By: /s/ Stephen A. Wynn                        /s/ Jack B. Binion
   -----------------------------------         --------------------------------
         Stephen A. Wynn                              Jack B. Binion
         Chief Executive Officer